UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
July 11, 2017
Date of Report (Date of earliest event reported)
ABRAXAS PETROLEUM CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	0-16071	74-2584033
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

18803 Meisner Drive
San Antonio, Texas 78258
(210) 490-4788
(Address of principal executive offices and Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 2.01 Completion of Acquisition or Disposition of Assets
On July 11, 2017 Abraxas closed on the acquisition of assets in Ward County, Texas previously announced on May 23, 2017. After adjustments for title defects, Abraxas acquired 1,894 net acres versus the originally announced 2,008 net acres. The closing purchase price for the acreage was $20.9 million versus the originally announced $22.2 million.
The description of the sale described under this Item 2.01 is qualified in its entirety by a copy of the Purchase and Sale Agreement incorporated by reference into this Form 8-K (the “Agreement”). The representations and warranties of the parties in the Agreement are, in many respects, qualified by materiality and limited to the knowledge of the entity making the representation and warranty, but their accuracy forms the basis of one of the conditions to the obligations of the parties to complete the transaction. Please note, however, that these representations and warranties were made only for purposes of the Agreement and as of specific dates, were solely for the benefit of the parties thereto, and are subject to limitations agreed to between the parties, including that they are qualified by disclosures between the parties that are not included with this report. Accordingly, investors and third parties should not rely on these representations and warranties as independent characterizations of the actual state of facts at the time they were made or otherwise but should consider them together with the other information that we have disclosed in other filings with the SEC.
Item 7.01 Regulation FD Disclosure

On July 14, 2017, Abraxas issued a press release Announcing Acquisition of 853 Net Delaware Basin Bone Spring/Wolfcamp Acres and Provides Divestiture Update. A copy of the press release announcing the foregoing is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference. The information set forth above under Item 2.01 is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits
(d)     Exhibits

Number      Description

2.1	Purchase and Sale Agreement dated May 22, 2017 (previously filed as Exhibit 10.1 to Abraxas’ Current Report on Form 8-K filed with the SEC on May 23, 2017.)

99.1	Press Release dated July 14, 2017 Announcing Acquisition of 853 Net Delaware Basin Bone Spring/Wolfcamp Acres and Provides Divestiture Update.

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SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Abraxas Petroleum Corporation
By: /s/Geoffrey R. King
Geoffrey R. King
Vice President, Chief Financial Officer
Dated: July 14, 2017

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